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                                                                   EXHIBIT 99.1


                       [INVESTOR RELATIONS LETTERHEAD]


InterDent Inc. (ticker: DENT, exchange: NASDAQ) News Release -- Friday, June 16, 2000
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INTERDENT, INC. COMPLETES $36.5 MILLION FINANCING


EL SEGUNDO, Calif.--(BUSINESS WIRE)--June 16, 2000--InterDent, Inc. (Nasdaq:DENT) today announced it has completed its previously announced financing, with Levine Leichtman Capital Partners, a private investment fund based in Beverly Hills, Calif.

The Company raised approximately $36.5 million from the sale of senior subordinated notes, common stock and warrants.

Michael Fiore, Co-Chairman and Chief Executive Officer of InterDent stated, "The completion of this financing is the first step in our plan to obtain additional capital, strengthen our balance sheet, and execute our growth strategy. In the current environment, we are able to identify attractive acquisition targets, including companies with multiple practices and individual practices, at favorable pricing arrangements. Our financing initiatives should enable us to finalize certain of these transactions over the next few months."

Dr. Steven Matzkin, Co-Chairman, President and Chief Dental Officer added, "The current market environment presents a wealth of opportunities for InterDent. Our operating model includes a highly scalable infrastructure, already in place, which is designed to allow for the smooth integration of new practices. We intend to solidify our current market leading position."

Lauren Leichtman, the chief executive officer of Levine Leichtman Capital Partners, stated that, "We are very excited about this investment opportunity. To be able to invest capital in a market leading company owned and managed by entrepreneurs is precisely our investment strategy."

Levine Leichtman Capital partners is a private investment firm that manages $460 million of institutional capital through two private equity partnerships, Levine Leichtman Capital Partners, L.P. and Levine Leichtman Capital Partners II, L.P. Levine Leichtman Capital Partners makes non-control investments in middle market companies (revenues $20M to $500M) headquartered in the Western United States. The investment strategy of the firm is to provide subordinated debt and equity capital to industry leading companies owned and managed by entrepreneurs. Capital is provided for late stage venture, growth and expansion financings, and in connection with acquisitions, mergers, restructurings and recapitalizations.

With new patient revenues under management of approximately $300 million and 226 locations in 14 states, InterDent is the largest provider of dental management services in the U.S. During 1999, InterDent added more than $70 million to annualized net patient revenues under management through acquisitions. The Company also owns a stake in Dental X Change, the most advanced Internet portal servicing the professional dental community. More information about Dental X Change is available through the press releases on their web site, www.dentalxchange.com.

InterDent's facilities are located in California, Oregon, Washington, Idaho, Nevada, Arizona, Hawaii, Florida, Georgia, Michigan, Oklahoma, Kansas, Pennsylvania and Indiana. The Company is continuing to expand by building a fully integrated support environment utilizing advanced information technologies to enable dental professionals to provide patients with high quality, comprehensive, convenient and cost-effective care.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-

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looking statements. Those risks and uncertainties include InterDent's ability to close and absorb future acquisitions, the economic climate in the Company's service areas, the ability of the Company to effectively implement its Internet strategy or its planned fully integrated support environment, potential changes in government regulation and in the dental insurance industry, actions by competitors, Interdent's ability to consummate future financing transactions, and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

CONTACT: InterDent, Inc., El Segundo

         Michael Fiore, 310/765-2400
         Co-Chairman and CEO
         www.interdent.com
           or
         Lippert/Heilshorn & Associates
         Lillian Armstrong, 415/433-3777
         lillian@lhai-sf.com
         John Heilshorn, 212/838-3777
         john@lhai.com